Exhibit 99.1

Behringer Harvard Short-Term Opportunity Fund I LP is designed for three- to five-year real estate holdings with objectives that seek a blend of capital appreciation and current income. The Fund invests in a wide range of opportunistic properties that are believed to have a high potential for value creation through repositioning, development or redevelopment.

Corporate Headquarters

15601 Dallas Parkway

Suite 600

Addison, Texas 75001

866.655.3600

behringerharvard.com

Investor Information

For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

Behringer Harvard Short-Term Opportunity Fund I LP

Q 3

THIRD QUARTER REPORT SUMMARY

15601 Dallas Parkway, Suite 600 Addison, Texas 75001-6026 866.655.3600

*Artist’s rendering

LETTER FROM THE
GENERAL PARTNER

Dear Investor:

I am pleased to share with you results from the third quarter of 2005 for Behringer Harvard Short-Term Opportunity Fund I LP.

The Fund purchased two assets in the third quarter, bringing the total to 10 properties in the portfolio. In July, the Fund completed its acquisition of Landmark I & II, two separate but adjacent office buildings in Dallas, Texas. The combined 257,427 square feet of space is 100% leased by a leading national retail supplier of consumer electronics and high tech entertainment products and presents excellent re-tenanting opportunities over the next several years. Other portfolio highlights include:

•                           Hotel Palomar & Residences (hospitality & condominium development) — Construction activity is in full swing. We are currently on pace to complete construction on schedule.

•                           250 & 290 East John Carpenter Freeway — Our marketing efforts to attract replacement tenants at this asset have commenced in anticipation of Citigroup’s planned departure in September 2006. Management is developing a network of corporate relocation consultants and major corporate campus brokers to help attract creditworthy tenants to this asset, which is one of the few large square footage office campuses within its region.

•                           4245 North Central Expressway — The Fund entered into an agreement wherein HSAD Partners, a former operating partner, assigned their 6.25% interest in the property to the partnership. This will provide additional flexibility as we continue to implement our repositioning strategy for the asset.

•                           1221 Coit — This property remains under long-term lease through 2013 with a leading call center services company.

•                           5050 Quorum — We are pleased that the primary tenant at this office asset, Chase Bank, renewed its lease. Chase found that the bank drive-through location and the critical branch were important enough to their overall operations to increase their rental obligation and term commitment to the property.

•                           1909 Woodall Rodgers — Occupancy at this asset has been increased from 80% to 97%. The asset is now well positioned for a possible sale.

•                           Plaza Bank Center — This asset is 89% occupied and continues to attract local market tenants. During the third quarter, we continued to reap significant cash flow from this asset in anticipation of replacing the current debt, continuing to increase rental rates and executing our overall investment strategy.

•                           Bretton Woods Development—As construction commences, this land development project has contracted for the sale of more than half of its lots to local luxury home builders.

Based upon available distributable cash flow, during the third quarter of 2005, the Fund paid shareholders monthly distributions at an annualized rate of 3%. Return objectives dictate that management seek a blend of capital appreciation and current income. The Fund’s mix of opportunistic and value-added assets should continue to move us closer to this goal.

Sincerely,

/s/ Robert M. Behringer
Robert M. Behringer General Partner

BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP
FINANCIAL HIGHLIGHTS	(Unaudited)

(in thousands)	Three months ended Sept. 30, 2005	Three months ended Sept. 30, 2004	Nine months ended Sept. 30, 2005	Nine months ended Sept. 30, 2004
Total revenue	$4,564	$749	$8,633	$1,333
Total expenses	4,657	1,107	9,498	2,066
Interest income	64	31	627	70
Equity in losses of investments in unconsolidated joint ventures	(162)	(152)	(742)	(152)
Gain on sale of assets	—	—	1,096	—
Other income (loss)	(5)	—	—	—
Minority interest	(71)	—	(93)	—
Net income (loss)	$(267)	$(479)	$23	$(815)

EBITDA
Earnings before Interest, Taxes,
Depreciation & Amortization (EBITDA)
Net income (loss)	$(267)	$(479)	$23	$(815)
Interest expense	295	287	1,001	385
Depreciation	611	200	1,326	305
Amortization	2,323	298	4,891	474
EBITDA	$2,962	$306	$7,241	$349

Weighted average number of limited partnership units	10,987	2,660	10,698	1,808

SUMMARIZED BALANCE SHEET

	Sept. 30, 2005	Dec. 31, 2004
	(unaudited)
Total assets	$170,482	$99,278
Total liabilities	$75,745	$38,723
Minority Interest	3,652	1,695
Total stockholders’ equity	91,085	58,860
Total liabilities and stockholders’ equity	$170,482	$99,278

In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments (of a normal recurring nature) necessary to present fairly our consolidated financial position as of September 30, 2005 and December 31, 2004 and our consolidated results of operations and cash flows for the periods ended September 30, 2005 and 2004.

This quarterly report contains forward-looking statements, including discussion and analysis of the financial condition of Behringer Harvard Mid-Term Value Enhancement Fund I LP (which may be referred to as the “Company,” “we,” “us,” or “our”) and our subsidiaries, our anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our stockholders in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry. Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution investors to not place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this report. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. The forward-looking statements should be read in light of these factors.

Current Property Portfolio

1909 Woodall Rodgers Freeway

Dallas, Texas

5050 Quorum Drive

Dallas (Addison), Texas

Plaza Bank Center

Dallas, Texas

4245 North Central Expressway

Dallas, Texas

1221 Coit Road

Dallas (Plano), Texas

Hotel Palomar & Residences

Dallas, Texas

250 & 290 East John Carpenter Freeway

Dallas (Irving), Texas

Bretton Woods Development

Dallas, Texas

Landmark Center I & II

Dallas, Texas

Melissa Development Site

Melissa, Texas (acquired Oct. 2005)

05120007